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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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WideOpenWest, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WIDEOPENWEST, INC.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2018

To the Stockholders of WideOpenWest, Inc.:

        The Annual Meeting of Stockholders of WideOpenWest, Inc. (the "Company") will be held on May 10, 2018 at 8:30 a.m., Eastern Time (i) virtually via a live webcast and (ii) in-person at the Loews Regency NY, 540 Park Ave., New York, NY 10065, for the following purposes:

Items of Business

        (1)   To reelect three members of the Board of Directors. The Board intends to present for reelection the following three nominees: Teresa Elder, Jeffrey Marcus and Phil Seskin;

        (2)   To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for 2018;

        (3)   An advisory (non-binding) vote on the Company's executive compensation;

        (4)   An advisory (non-binding) vote on the frequency of future advisory votes on executive compensation; and

        (5)   To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Record Date

Close of business on March 12, 2018.

Sincerely,
/s/ JEFFREY MARCUS Jeffrey Marcus Chairman of the Board Englewood, Colorado March 30, 2018

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 10, 2018: The Company's Notice of Annual Meeting, Proxy Statement and 2017 Annual Report to stockholders are available on the Internet at www.proxyvote.com.

i

WIDEOPENWEST, INC.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

PROXY STATEMENT

 THE MEETING

        The accompanying proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of WideOpenWest, Inc., a Delaware corporation (the "Company" or "WOW"), for use at the 2018 Annual Meeting of Stockholders (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 30, 2018. Our Annual Report for the year ended December 31, 2017 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.proxyvote.com and www.wowway.com.

GENERAL INFORMATION

Why am I receiving these materials?

        The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company's solicitation of proxies for use at the 2018 annual meeting of stockholders (the "Annual Meeting") to be held virtually and in person on May 10, 2018 at 8:30 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be conducted (i) via a live webcast on the Internet at www.virtualshareholdermeeting.com/WOW2018 and (ii) in-person at the Loews Regency NY, 540 Park Ave., New York, NY 10065.

        We are providing you this proxy statement (the "Proxy Statement") and the enclosed proxy card or the Notice of Internet Availability of Proxy Materials (the "Notice") because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

        This proxy statement is first being made available on or about March 30, 2018, to all stockholders of record entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.

What is included in these proxy materials?

        These proxy materials include:

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  The Notice of 2018 Annual Meeting of Stockholders;

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  This Proxy Statement for the 2018 Annual Meeting; and

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  The Company's Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 14, 2018 (the "Annual Report").

        If you requested printed versions by mail, these proxy materials also include the proxy card for the Annual Meeting.

Voting Rights, Quorum and Required Vote

        Only holders of record of our common stock at the close of business on March 12, 2018, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 11, 2018, we had 84,830,947 shares of common stock outstanding and entitled to vote. Holders of the Company's common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present via webcast or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and "broker non-votes" (described below) will be counted in determining whether there is a quorum.

        Proposal One—Reelection of Directors.    Directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of "for" votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

        Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.    The appointment of BDO USA, LLP as the independent registered public accounting firm for 2018 requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2.

        Proposal Three—Advisory (Non-Binding) Vote to Approve the Company's Executive Compensation.    As disclosed in "Executive Compensation, " this proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast "FOR" the proposal as approval of the compensation paid to the Company's named executive officers as described in this Proxy Statement.

        Proposal Four—Advisory (Non-Binding) Vote on the Frequency of the Advisory Vote on Executive Compensation.    As discussed in Proposal 3, this vote should occur every year, every two years or every three years. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by stockholders on this matter will be taken into consideration by the Board regarding the future frequency of the advisory vote on executive compensation.

What are the Board's voting recommendations?

        The Board recommends that you vote your shares:

        "FOR" Proposal One, the reelection to the Board of each of the three nominees named in this Proxy Statement;

        "FOR" Proposal Two, the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2018;

        "FOR" Proposal Three, the non-binding advisory approval of the Company's executive compensation; and

        "FOR" a frequency of every year on the non-binding advisory vote on the frequency of future advisory votes on executive compensation, as relates to Proposal Four.

Voting Your Shares

        If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote by following the instructions included on your proxy card and (1) completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, (2) by telephone or (3) electronically through the Internet. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes "for" such proposal or in the case of the election of directors, as a vote "for" election of all nominees presented by the Board.

        If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote during the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange ("NYSE") rules grant your broker discretionary authority to vote on "routine" proposals, which includes only Proposal Two for purposes of the Annual Meeting. Where a proposal is not "routine," a broker who has received no instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal, and the unvoted shares are referred to as "broker non-votes."

        In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

        In all cases, the deadline for submission of your proxy by telephone or via the Internet is 11:59 p.m., Eastern Time, on May 9, 2018.

Expenses of Solicitation

        The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. We have engaged Broadridge Financial Solutions, Inc. ("Broadridge") to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting, to host the virtual meeting and to act as vote tabulator, at a base fee of $25,000, plus reimbursement of reasonable expenses. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. The Company will also request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

        Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by written notice delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (ET) on May 9, 2018, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by participating during the Annual Meeting and voting during the Annual Meeting. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Proxy Materials

        Beginning on or about March 30, 2018, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and Annual Report over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials and Annual Report, you may request such materials by telephone at 1-800-579-1639, by email at sendmaterial@proxyvote.com, or over the Internet at www.proxyvote.com.

Inspector of Election

        A representative from Broadridge will serve as the inspector of election for the Annual Meeting.

Stockholder Proposals

        Notice of any proposal that a stockholder intends to present at the 2019 annual meeting of stockholders, as well as any director nominations, must be delivered to the principal executive offices of the Company not earlier than the close of business on January 10, 2019 nor later than the close of business on February 9, 2019. The notice must be submitted by a stockholder of record and must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2019 annual meeting of stockholders. A copy of the Company's bylaws is available on the Company's corporate website at www.wowway.com. Our website is not part of this proxy statement. Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 30, 2018.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Board of Directors

        Set forth below is the name, age (as of March 30, 2018), position and a description of the business experience of each of our directors and director nominees:

Name	Age	Position(s)	Class	Appointed	Current Term Expiration
Director Nominees:
Teresa Elder	56	Chief Executive Officer ("CEO") and Director	I	December 14, 2017	2018
Jeffrey Marcus	71	Chairman of the Board	I	March 15, 2017	2018
Phil Seskin	54	Director	I	March 15, 2017	2018
Continuing Directors:
Daniel Kilpatrick	37	Director	II	March 15, 2017	2019
Tom McMillin	56	Director	II	August 7, 2017	2019
Joshua Tamaroff	32	Director	II	March 15, 2017	2019
Jill Bright	55	Director	III	September 5, 2017	2020
David Burgstahler	49	Director	III	March 15, 2017	2020
Brian Cassidy	44	Director	III	March 15, 2017	2020

Background of Directors

Director Nominees

        Teresa Elder, CEO and Director.    Ms. Elder previously was President, Wholesale & Strategic Partnerships at Clearwire from 2009 to 2011. Before that she was Chief Executive Officer at Vodafone Ireland from 2005 to 2007, President—AT&T Broadband from 2000 to 2001, Senior Vice President—MediaOne from 1998 to 2000 and Vice President—National Operations from 1997 to 1998 at MediaOne and General Manager—Rocky Mountain Division at USWEST from 1994 to 1996. Ms. Elder has acted as a business consultant, subject matter expert and speaker. Ms. Elder has been a Member and then Board Chair of the Management Board of the Stanford University Graduate School of Business since 2012, a member of the Board of Advisors to the Stanford University MSx Program and Steering Committee to Stanford Women on Boards, a member of the Cystic Fibrosis Foundation Board of Trustees as of 2017 and a member of the Board of Advisors for the Markkula Center for Applied Ethics. Ms. Elder served as a Board Observer to Phylagen from 2015 to 2017. Ms. Elder received her undergraduate degree from Creighton University and she holds a Master of Science in Management degree from the Stanford University Graduate School of Business. Ms. Elder was selected to serve on our Board of Directors because of her extensive executive and industry experience, in addition to her role as our CEO.

        Jeffrey Marcus, Chairman of the Board.    Mr. Marcus is a Vice Chairman at Crestview, which he joined in 2004, and is a member of its Investment Committee. Mr. Marcus works on Crestview's media and communications investment strategy. Mr. Marcus previously served as the President and CEO of AMFM (formerly Chancellor Media Corporation), one of the nation's largest radio broadcasting companies. Mr. Marcus was also the Founder and CEO of Marcus Cable, which at the time of its sale in 1998, was the largest privately held cable company in the United States. Prior to his involvement with Marcus Cable, Mr. Marcus founded Marcus Communications, which was merged into Western Tele-Communications. Following such merger, Mr. Marcus was the CEO of the renamed company, WestMarc Communications. Mr. Marcus is a Director of Camping World Holdings, Inc. and NEP Group, Inc. and serves as Chairman of Cumulus Media, Inc. He has served on a variety of other public and private company boards of directors, including Brinker International, AMFM, Charter Communications, Insight Communications, OneLink Communications, WestMarc Communications and DS Services where he served as chairman. Mr. Marcus received a Bachelor of Arts degree in economics from the University of California, Berkeley. Mr. Marcus was selected to serve on our Board of Directors because of his extensive experience as CEO of several companies in the broadcast and communications industry, his leadership skills and his current and prior directorship experience in the industry.

        Phil Seskin, Director.    Prior to joining Avista in 2012, where he served as an Industry Executive until December 31, 2017, Mr. Seskin spent more than two decades at Verizon Communications, most recently as a Senior Vice President of Corporate Development. At Verizon, Mr. Seskin worked on initiatives that spanned more than 20 countries and involved strategy, acquisitions, operating issues, valuation, cross-border currency, tax and regulatory issues. Mr. Seskin also played a significant role in securing board, regulatory, and other necessary approvals in transactions. Prior to his role as Senior Vice President of Corporate Development, Mr. Seskin held a number of positions at Verizon, including Vice President, Corporate Development, Managing Director, Mergers and Acquisitions; and Managing Director, Financial Planning and Investment Analysis. Mr. Seskin also founded Verizon Strategic Investments, the company's venture capital operation. Mr. Seskin was instrumental in building new companies and creating stockholder value through mergers, acquisitions, joint ventures, organic investment, operating initiatives, and divestitures, totaling over $150 billion in the United States, Europe, Latin America and Asia. Mr. Seskin serves as a Director of Telular Corporation, and is a Trustee of Big Brothers Big Sisters of New York City. Mr. Seskin is a board advisor to Comlinkdata and IndependenceIT. He has also served as a Director of Databank Holdings and as a Trustee of New York Downtown Hospital until its merger with New York Presbyterian. Mr. Seskin received a Bachelor of Arts degree from Adelphi University in 1985 and a Master of Business Administration in Finance in 1992 from Hofstra University. Mr. Seskin was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

Continuing Directors

        Daniel Kilpatrick, Director.    Mr. Kilpatrick is a Partner at Crestview Partners and joined the firm in 2009 after receiving his Master of Business Administration from the Stanford Graduate School of Business. Mr. Kilpatrick works across a variety of sectors, including media and communications. Mr. Kilpatrick is currently a director of Crestview portfolio companies Camping World Holdings, Inc., Congruex, LLC and the parent company of CORE Media Group and was previously a director of Accuride Corporation, NYDJ Corporation and Symbion, Inc. Mr. Kilpatrick received his Bachelor of Arts degree from Yale University. Mr. Kilpatrick was selected to serve on our Board of Directors because of his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

        Tom McMillin, Director.    Mr. McMillin founded Nevis Advisors in August 2017 and serves as its Managing Partner. He previously served as the President and Chief Operating Officer of TierPoint and Cequel III. Prior to joining Cequel III and TierPoint in December 2015, Mr. McMillin served as the Executive Vice President and Chief Operating Officer of Suddenlink Communications starting in 2006. Prior to joining Suddenlink, Mr. McMillin served as Chief Financial Officer for a diverse group of communication companies including First Broadcasting, Clearwire Technologies, Inc., AMFM, Inc. and Marcus Cable. He began his professional career with Arthur Andersen & Co. Over the past five years, Mr. McMillin currently serves or has served on the board of directors of Ascent Capital Group, Inc., Service Express, Inc., Suddenlink Communications and TierPoint and serves on the board of governors for the SSM Health Cardinal Glennon Children's Foundation. Mr. McMillin received a Bachelor of Science degree in accountancy from the University of Missouri—Columbia. Mr. McMillin was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

        Joshua Tamaroff, Director.    Mr. Tamaroff joined Avista in 2009 and serves as a Principal. Prior to joining Avista, Mr. Tamaroff worked as an Analyst in the leveraged finance group at Lehman Brothers and Barclays Capital. Mr. Tamaroff currently serves as a director of OptiNose, Inc. and United BioSource Corporation, and previously served as a director of InvestorPlace Media and IWCO Direct. Mr. Tamaroff received a Bachelor of Science from Cornell University and a Master of Business Administration from the Wharton School at the University of Pennsylvania, where he was a Palmer Scholar. Mr. Tamaroff was selected to serve on our Board of Directors because of his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

        Jill Bright, Director.    Ms. Bright was recently appointed Executive Vice President of Human Resources and Administration at Sotheby's. Prior to joining Sotheby's, Ms. Bright spent more than 20 years at Condé Nast where she led the Human Resources group for many years until her appointment as Chief Administrative Officer in 2010. Prior to joining Condé Nast, Ms. Bright also served as Chief Administrative Officer for Gensler (the global architecture and design firm) and held senior human resources roles at Macy's and American Express. Ms. Bright currently serves on the board of Cumulus Media. In 2015, she was appointed by New York City Mayor de Blasio to the Quadrennial Advisory Commission to study, evaluate and make recommendations regarding compensation levels of elected City Officials and in 2017 she was appointed as Mayor de Blasio's Representative to the board of the New York Public Library. Ms. Bright received her bachelor's degree from Marymount Manhattan College, where she is a member of the Board of Trustees, and her Master of Business Administration from New York University's Stern School of Business. Ms. Bright was selected to serve on our Board of Directors because of her operating experience.

        David Burgstahler, Director.    Mr. Burgstahler is the President and Co-Managing Partner of Avista and the Chief Executive Officer of Avista Healthcare Public Acquisition Corp. Mr. Burgstahler was a founding partner of Avista in 2005 and since 2009, has been President of Avista. Prior to forming Avista, he was a Partner of DLJ Merchant Banking Partners. Mr. Burgstahler was at DLJ Investment Banking from 1995 to 1997 and DLJ Merchant Banking Partners from 1997 to 2005. Prior to that, Mr. Burgstahler worked at Andersen Consulting (now known as Accenture plc) and McDonnell Douglas (now known as The Boeing Company). Mr. Burgstahler currently serves as a Director of Avista Healthcare Public Acquisition Corp., InformDX, MPI Research, Inc., Osmotica Holdings S.C.Sp., and United Biosource Corporation. Mr. Burgstahler also previously served on the Boards of Directors of AngioDynamics Inc., Armored AutoGroup, BioReliance Corp., Convatec Healthcare B s.a.r.l, Focus Diagnostics, Inc., INC Research Holdings, Inc., Lantheus Holdings, Inc., Strategic Partners, LLC, Visant Corp. and Warner Chilcott PLC. Mr. Burgstahler is also a Trustee of the Trinity School in New York City. Mr. Burgstahler received a Bachelor of Science degree from the University of Kansas and a Master of Business Administration from Harvard Business School. Mr. Burgstahler was selected to serve on our Board of Directors because of his extensive finance and management background, with over 20 years in banking and private equity finance, and his experience serving as a director for a diverse group of private and public companies.

        Brian Cassidy, Director.    Mr. Cassidy is a Partner at Crestview Partners, having joined the firm in 2004. He currently serves as head of the Crestview Partners' media and communications investment strategy. Mr. Cassidy is currently a director of Crestview portfolio companies Camping World Holdings, Inc., NEP Group, Inc., Interoute Communications Holdings, the parent company of CORE Media Group and Congruex LLC. Mr. Cassidy was previously involved with the firm's investments in ValueOptions, Inc., OneLink Communications, Charter Communications, Inc., Insight Communications and Cumulus Media, Inc. Prior to joining Crestview, Mr. Cassidy worked in private equity at Boston

Ventures, where he invested in companies in the media and communications, entertainment and business services industries. Mr. Cassidy also worked as the acting CFO of a portfolio company of Boston Ventures. Mr. Cassidy was also an investment banking analyst at Alex Brown & Sons, where he completed a range of financing and M&A assignments for companies in the consumer and business services sectors. Mr. Cassidy received a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts degree in Physics from Harvard College. Mr. Cassidy was selected to serve on our Board of Directors because of his leadership skills as head of Crestview's media and communications investment strategy, his current and prior directorships experience in this industry, and his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Controlled Company

        Avista Capital Partners ("Avista") and Crestview Partners ("Crestview" and together with Avista, the "Sponsors") continue to control a majority of the voting power of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the corporate governance rules of the New York Stock Exchange. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

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  that a majority of our Board of Directors consists of "independent directors," as defined under the rules of the New York Stock Exchange;

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  that we have, to the extent applicable, a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

        Since we currently avail ourselves of the "controlled company" exception under the New York Stock Exchange rules, neither our Nominating and Corporate Governance Committee nor our Compensation Committee is composed entirely of independent directors. These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange within the applicable time frame.

        Our Board of Directors has affirmatively determined that Jill Bright, Jeffrey Marcus, Tom McMillin and Phil Seskin are independent directors under the applicable rules of the New York Stock Exchange and that Mr. Marcus, Mr. McMillin and Mr. Seskin are also independent directors for purposes of Rule 10A-3 of the Exchange Act.

        We expect that as of January 1, 2019 a majority of the members of our Board of Directors will be deemed independent and each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be comprised entirely of independent directors.

Classification of Board of Directors

        Our amended and restated certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Our directors are divided among the three classes as follows:

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  Class I directors, Teresa Elder, Jeffrey Marcus and Phil Seskin, whose initial terms expire at our Annual Meeting this year;

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  Class II directors, Daniel Kilpatrick, Tom McMillin and Joshua Tamaroff, whose initial terms will expire at the annual meeting of the stockholders occurring in 2019; and

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  Class III directors, Jill Bright, David Burgstahler and Brian Cassidy, whose initial terms expire at the annual meeting of the stockholders occurring in 2020.

        Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation or removal.

Stockholders' Agreement

        We are party to a Stockholders' Agreement with the Sponsors and members of management. The Stockholders' Agreement provides, among other things, that each Sponsor has the right to designate:

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  three directors to our Board of Directors for so long as such Sponsor owns at least 22.5% of our outstanding shares of common stock;

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  two directors for so long as such Sponsor owns at least 15%, but less than 22.5%, of our outstanding shares of common stock; and

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  one director to our Board of Directors for so long as such Sponsor owns at least 5%, but less than 15%, of our outstanding shares of common stock.

        The current Avista designees are Mr. Seskin, Mr. Tamaroff and Mr. Burgstahler. The current Crestview designees are Mr. Marcus, Mr. Kilpatrick and Mr. Cassidy. We will be required to take all necessary action to cause the Board of Directors to ensure the composition of our Board of Directors as set forth above.

Board Committees

        Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. Members of the Board of Directors are expected to attend all Board meetings and all meetings of all committees of the Board on which they serve. In 2017, the Board of Directors held eight meetings and all of the members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of all committees of the Board on which they serve. On February 23, 2018, our Board of Directors reconstituted the composition of our three standing committees, as set forth below:

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Teresa Elder
Jill Bright		Member	Chair
David Burgstahler		Member	Member
Brian Cassidy
Daniel Kilpatrick
Jeffrey Marcus	Member
Tom McMillin	Chair		Member
Phil Seskin	Member	Chair
Joshua Tamaroff

Audit Committee

        The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

        Our Audit Committee consists of Tom McMillin, as chair, Jeffrey Marcus and Phil Seskin. Our Board of Directors has affirmatively determined that Tom McMillin, Jeffrey Marcus and Phil Seskin meet the definition of "independent director" for purposes of serving on an Audit Committee under applicable SEC and the New York Stock Exchange rules, and we comply with these independence requirements, including the requirement to have an audit committee consisting entirely of independent directors within the one year anniversary of our initial public offering. Our Board of Directors has determined that Mr. Marcus and Mr. McMillin qualify as "Audit Committee financial experts."

        Our written charter for the Audit Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) screening and identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors, including nominees recommended by stockholders; (2) overseeing the organization of our Board of Directors to discharge the Board's duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; (4) overseeing evaluations of the Board, individual Board members and the Board committees; and (5) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

        In accordance with the Company's Corporate Governance Guidelines and as part of this process, the Nominating and Corporate Governance Committee considers the breadth of background, strength of character, skills, reputation in the business community, ethics and integrity that candidates may bring to the Board of Directors.

        Our Nominating and Corporate Governance Committee consists of Phil Seskin, as chair, Jill Bright and David Burgstahler.

        Our written charter for the Nominating and Corporate Governance Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Compensation Committee

        The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, CEO and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

        Our Compensation Committee consists of Jill Bright, as chair, David Burgstahler, and Tom McMillin.

        Our written charter for the Compensation Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Risk Oversight

        Our Board of Directors delegates to the Audit Committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

        Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Ethics

        We have adopted a written General Code of Ethics ("General Code of Ethics") which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and controller. In addition, we have adopted a written Code of Ethics for Executive Officers and Principal Accounting Personnel ("Senior Officer Code of Ethics") which applies to our principal executive officer, principal financial officer, controller and other designated members of our management. Copies of each code are available on our corporate website www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement. We will provide any person, without charge, upon request, a copy of our General Code of Ethics or Senior Officer Code of Ethics. Such requests should be made in writing to the attention of our Secretary at the following address: 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.

Communications to the Board of Directors

        Stockholders and other interested parties may communicate directly with the Board of Directors, the non-management directors or the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111. Our Secretary will forward all correspondence to the relevant group or individual.

Executive Officers

        Set forth below is the name, age (as of March 30, 2018), position and a description of the business experience of each of our executive officers.

Name	Age	Position(s)
Teresa Elder	56	CEO and Director
Richard E. Fish, Jr.	52	Chief Financial Officer
Craig Martin	66	General Counsel & Secretary
Nancy McGee	60	Chief Marketing and Sales Officer

Background of Executive Officers

        Teresa Elder, CEO and Director.    Ms. Elder's biographical information is included in "—Background of Directors—Director Nominees."

        Richard E. Fish, Jr., Chief Financial Officer.    Mr. Fish joined the WOW team in January 2013 as Chief Financial Officer and brings to WOW 24 years of experience in various financial, operational and business development leadership positions in the telecommunications industry. Prior to joining WOW, Mr. Fish served as the Executive Vice President & Chief Financial Officer at ITC^DeltaCom where he was responsible for all finance, accounting and treasury related functions. Prior to ITC^DeltaCom, Mr. Fish was the Chief Financial Officer at ICG Communications and served in various financial and operating leadership positions with AT&T and Teleport Communications Group. Mr. Fish began his career with Arthur Andersen, received his undergraduate degree from the University of Nebraska and is a Certified Public Accountant.

        Craig Martin, General Counsel and Secretary.    Mr. Martin is the Company's General Counsel and Secretary, positions he has held since joining our predecessor in January 2000. Prior to joining WOW, Mr. Martin served as the Chief Operating Officer and Chairperson of the cable and telecommunications practice group of Howard & Howard Attorneys, PC. He received his undergraduate degree from Amherst College, his Master of Science from Trinity College, Dublin and his Juris Doctor degree from the University of Notre Dame.

        Nancy McGee, Chief Marketing & Sales Officer.    Ms. McGee is the Company's Chief Marketing & Sales Officer. She joined the Company on February 12, 2018. Prior to joining WOW, Ms. McGee served as the Executive Vice President of Marketing for Starz Entertainment. She also previously served in senior marketing leadership roles for multiple-system operators including Adelphia Communications, AT&T Broadband and MediaOne. Ms. McGee holds both a Master of Science degree and a Bachelor of Science degree in Business Administration from the University of Denver, and has served as an adjunct faculty member and Advisory Board member at the Daniels College of Business.

Equity Compensation Plans

        The following table sets forth certain information as of December 31, 2017 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants or rights(1)	Weighted-average exercise price of outstanding grants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	1,914,570	$—	4,900,108
Equity compensation plans not approved by stockholders	—	—	—

Total	1,914,570	$—	4,900,108

(1)
The above table includes 459,624, net of forfeitures, of restricted shares that were granted in lieu of units cancelled from plans prior to the 2017 Plan, thus these restricted shares do not count towards the 6,355,054 shares authorized by the plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires the Company's directors, executive officers and persons who beneficially own more than 10 percent of the Company's common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of the Company's common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2017 all filing requirements applicable to the Reporting Persons were timely met.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information about the beneficial ownership of our common stock, as of March 26, 2018, by:

  •
  each person known by us to beneficially own 5% or more of our outstanding common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

        For further information regarding material transactions between us and certain of our stockholders, see "Certain Relationships and Related Party Transactions."

        As of March 11, 2018, there were 84,830,947 shares of our common stock outstanding, which are entitled to vote at the Annual Meeting. Unless otherwise indicated, the address of each individual listed in this table is c/o WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.

	Common stock owned
Name and Address of Beneficial Owner(1)	Number	Percentage
Principal Stockholders:
Affiliates of Avista(2)	27,052,151	31.9%
Crestview(3)	26,294,576	31.0%
Named Executive Officers and Directors:
Teresa Elder	600,405	*
Richard E. Fish, Jr.	191,927	*
Cash Hagen	187,794	*
Craig Martin	314,032	*
Steven Cochran(4)	538,329	*
Scott Russsell(5)	91,754	*
Jill Bright(6)	12,152	*
David Burgstahler(7)	35,387	*
Brian Cassidy(3)	—	*
Daniel Kilpatrick(3)	—	*
Jeffrey Marcus(3)	—	*
Tom McMillin(6)	16,949	*
Phil Seskin(6)	10,397	*
Joshua Tamaroff(8)	—	*
Executive Officers and Directors as a Group (14 persons)	1,999,126	2.4%

*
Less than 1%

(1)
A "beneficial owner" of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•
voting power which includes the power to vote, or to direct the voting of, such security; and/or

•
investment power which includes the power to dispose, or to direct the disposition of, such security.

Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 26, 2018 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person's percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person. The address of our executive officers is c/o 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.

(2)
Includes 13,420 restricted shares beneficially owned by Avista Capital Holdings, L.P., 5,189,636 shares held by Avista Capital Partners III, L.P., 1,531,596 shares held by Avista Capital Partners (Offshore) III, L.P., 1,362,097 shares held by Avista Capital Partners (Offshore) III-A, L.P. (collectively, the "Avista III Funds"), 18,059,208 shares held by ACP Racecar Co-Invest, LLC and 896,194 shares held by ACP Racecar Co-Invest II, LLC (collectively, the "Avista Entities"). Avista Capital Partners III GP, L.P. exercises voting and dispositive power over the shares held by the Avista III Funds, ACP Racecar Co-Invest, LLC and ACP Racecar Co-Invest II, LLC. Avista Capital Managing Member, LLC exercises voting and dispositive power over Avista Capital Partners GP, LLC and Avista Capital Partners III GP, L.P. Voting and disposition decisions at Avista Capital Managing Member, LLC are made by an investment committee, the members of which are Thompson Dean, Steven Webster, David Burgstahler and Sriram Venkataraman. The address of each entity referenced in this footnote is c/o Avista Capital Partners, 65 E. 55th Street, 18th Floor, New York, New York 10022.

(3)
Includes 4,379,080 shares held by Crestview W1 Co-Investors, LLC, 1,029,448 shares held by Crestview W1 TE Holdings, LLC, 20,865,918 shares held by Crestview W1 Holdings, L.P. and 20,130 shares granted to Jeffrey Marcus, Brian Cassidy and Daniel Kilpatrick (each of Messrs. Marcus, Cassidy and Kilpatrick have assigned all rights, title and interest in the restricted shares to Crestview Advisors, L.L.C.). Crestview Partners III GP, L.P. exercises voting and dispositive power over the shares held by Crestview W1 Co-Investors, LLC, Crestview W1 TE Holdings, LLC and Crestview W1 Holdings, L.P. Voting and disposition decisions of Crestview Partners III GP, L.P. are made by an investment committee, the members of which are Barry Volpert, Robert Delaney, Jr., Thomas Murphy, Jr., Brian Cassidy, Jeffrey Marcus, Robert Hurst, Alexander Rose, Richard DeMartini and Adam Klein. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(4)
Based solely on information set forth in a Form 4 filed on June 19, 2017, as Mr. Cochran is no longer required to file reports pursuant to Section 16(a) of the Exchange Act.

(5)
Based solely on information set forth in a Form 4 filed on June 19, 2017, as Mr. Russell is no longer required to file reports pursuant to Section 16(a) of the Exchange Act.

(6)
The address of Ms. Bright, Mr. McMillin and Mr. Seskin is c/o 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.

(7)
Excludes shares held by the Avista Entities. Mr. Burgstahler is the President of the general partner of Avista Capital Partners GP, LLC and as a result may be deemed to beneficially own the shares owned by the Avista Entities. Mr. Burgstahler disclaims beneficial ownership of the shares held by the Avista Entities, except to the extent of his pecuniary interest therein. Mr. Burgstahler's address is c/o Avista Capital Partners, 65 E. 55th Street, 18th Floor, New York, New York 10022.

(8)
Excludes shares held by the Avista Entities. The address of Mr. Tamaroff is c/o Avista Capital Partners, 65 E. 55th Street, 18th Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders' Agreement

        We have entered into a Stockholders' Agreement with the Sponsors and members of management. The Stockholders' Agreement provides, among other things, that each Sponsor has the right to designate:

  •
  three directors to our Board of Directors for so long as such Sponsor owns at least 22.5% of our outstanding shares of common stock;

  •
  two directors for so long as such Sponsor owns at least 15%, but less than 22.5%, of our outstanding shares of common stock; and

  •
  one director to our Board of Directors for so long as such Sponsor owns at least 5%, but less than 15%, of our outstanding shares of common stock.

        The Avista designees are Mr. Seskin, Mr. Tamaroff and Mr. Burgstahler. The Crestview designees are Mr. Marcus, Mr. Kilpatrick and Mr. Cassidy. We will be required to take all necessary action to cause the Board of Directors to ensure the composition of our Board of Directors as set forth above.

        Furthermore, we have agreed not to take, and will not permit any of our subsidiaries to take, any of the below actions without the consent of each Sponsor until the earlier of (1) June 30, 2018 or (2) such time as such Sponsor no longer owns at least 22.5% of our outstanding shares of common stock at such time (in which case such Sponsor's consent will not be required for any of the actions listed below):

  •
  enter into any transaction involving the purchase, rent, license, exchange or other acquisition of assets in excess of $250.0 million (subject to certain limited exceptions);

  •
  enter into any transaction involving the sale of a majority of our outstanding common stock or the sale of all or substantially all of our assets; or

  •
  hire or remove our CEO or the CEO of any of our subsidiaries.

        For so long as both Sponsors hold more than 5% of our common stock, a Sponsor wishing to sell shares of our common stock pursuant to Rule 144 under the Securities Act will be required to consult with the other Sponsor and afford such Sponsor the opportunity to participate in any such Rule 144 sale on a pro rata basis.

        The Stockholders' Agreement provides certain limitations on the ability of members of management party thereto to offer, sell or otherwise dispose of shares of our common stock or compete with the Company.

        The Stockholders' Agreement requires the Company to reimburse the Sponsors for costs the Sponsors incur on behalf of the Company, services provided by the Sponsors to the Company and for any expenses the Sponsors incur relating to enforcing their rights under the Stockholders' Agreement. The Stockholders' Agreement also includes corporate opportunity, confidentiality and indemnification provisions customary for agreements of this type.

        Subject to certain exceptions, the Stockholders' Agreement will terminate with respect to each Sponsor at such time as such Sponsor owns less than 5% of our outstanding shares of common stock, and the Stockholders' Agreement will terminate entirely at such time as both Sponsors own less than 5% of our outstanding shares of common stock.

Registration Rights Agreement

        We have entered into a Registration Rights Agreement with Avista and Crestview pursuant to which, among other things, we will provide to Avista and Crestview an unlimited number of "demand" registrations. The Registration Rights Agreement also provides Avista and Crestview customary "piggyback" registration rights. We are required to pay certain expenses relating to such registrations and to indemnify Avista and Crestview against certain liabilities which may arise in connection with the Registration Rights Agreement.

Incentive Plan / Employee Agreements

2017 Omnibus Incentive Plan

        In connection with the initial public offering, we have adopted the 2017 WideOpenWest, Inc. Omnibus Incentive Plan (the "2017 Omnibus Plan"), which provides for grants of stock options, restricted stock and performance awards. See "Executive Compensation—Change in Control and Severance Payments as of December 31, 2017—2017 Omnibus Incentive Plan" for a description of the material terms of the 2017 Omnibus Incentive Plan.

Indemnification Agreements

        We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also have entered into indemnification agreements with our future directors and executive officers.

Policies and Procedures with Respect to Related Party Transactions

        We have adopted written policies and procedures whereby our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our Code of Ethics requires that all of our employees and directors inform the Company of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis ("CD&A") provides information regarding the 2017 fiscal year compensation program for each individual who served as a principal executive officer or principal financial officer during 2017 and the three other executive officers at fiscal year-end who were our most highly compensated executives. Those individuals (the "named executive officers" or "NEOs") were:

  •
  Teresa Elder, Chief Executive Officer ("CEO")(1)

  •
  Richard E. Fish, Jr., Chief Financial Officer

  •
  Craig Martin, General Counsel and Secretary

  •
  Cash Hagen, Chief Operating Officer

  •
  Steven Cochran, Former Chief Executive Officer(2)

  •
  Scott Russell, Former Chief Marketing and Sales Officer(3)

        Unless the context requires otherwise, references to the "Compensation Committee" or the "Committee" in this CD&A refer to the Compensation Committee of our Board.

Executive Summary

        In 2017, the Company's compensation program was significantly influenced by its initial public offering, the adoption of the 2017 Omnibus Plan, and executive transitions experienced by the Company.

The 2017 Omnibus Plan and the Initial Public Offering

        In connection with our initial public offering, the Board adopted the 2017 Omnibus Plan, further described below, which provides for grants of stock options, restricted stock and performance awards. Upon the consummation of the offering, pursuant to the 2017 Omnibus Plan, we granted to members of our management 23,904 shares of restricted stock. This restricted stock vests ratably over three years following issuance, subject to continued employment through the vesting date. See "Executive Summary—Elements of Compensation—2017 Management Equity Plan" below for more information regarding these equity awards.

Restructuring

        Prior to our initial public offering, the Company was wholly owned by Racecar Acquisition, LLC ("Racecar Acquisition"), which was a wholly owned subsidiary of WideOpenWest Holdings, LLC ("Parent"). Members of our management, including our named executive officers, held certain equity interests in Parent. Subsequent to the initial public offering, Racecar Acquisition was merged into Parent and its shares were distributed to its members. Members of our management, including certain of our named executive officers, received this distribution on May 30, 2017, in the form of shares of restricted stock under the 2017 Omnibus Plan. This restricted stock vests ratably over three years following issuance, subject to continued employment through each applicable vesting date. Additionally,

(1)
Ms. Elder began serving as the Chief Executive Officer of the Company December 14, 2017.

(2)
Mr. Cochran served as the Company's Chief Executive Officer and retired effective December 14, 2017.

(3)
Mr. Russell departed the Company on January 24, 2018.

members of management, including certain of our named executive officers, additionally were granted new restricted stock awards that will vest ratably at 33% per year beginning on June 30, 2018 assuming the award recipient continues to be employed by the Company.

Executive Transitions in 2017

        The Company experienced significant executive transition in 2017, which materially impacted the named executive officer compensation program in 2017. Effective December 14, 2017, Steven Cochran retired from his position as Chief Executive Officer and as a member of the Board of Directors. Effective December 14, 2017, the Board of Directors appointed Teresa Elder to serve in the capacity as Chief Executive Officer and as a member of the Board of Directors. The terms of the Elder Employment Agreement and the Cochran Separation Agreement (each defined below) were based on the unique circumstances arising from the executive transitions experienced by the Company in 2017. As such, they were outside the Compensation Committee's regular process for setting executive compensation, which is described in greater detail elsewhere in this section. Additionally, Scott Russell, Chief Marketing and Sales Officer, left the Company in January 2018.

Elder Employment Agreement

        Pursuant to the terms of an Executive Employment Agreement, dated December 14, 2017, by and between the Company and Ms. Elder (the "Elder Employment Agreement"), Ms. Elder receives a minimum annual base salary of $750,000 and an annual performance-based incentive bonus with a target of 125% of her base salary, to be earned based upon achievement of objective performance goals established by the Compensation Committee, after consultation with Ms. Elder. Ms. Elder also received a one-time sign on bonus equal to $200,000 and a one-time restricted stock award under the 2017 Omnibus Plan with a grant date fair market value of $1,500,000, based on the closing price of the Company's stock reported on the NYSE for the trading day immediately preceding the Effective Date. See "Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change in Control" for additional information.

Our 2017 compensation program

        We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers.

        The following is a summary of key aspects of our 2017 compensation programs for our named executive officers:

  •
  Base Salary—Provide the security of a competitive fixed cash payment for services rendered.

  •
  Annual Cash Incentives—Motivate superior annual performance and support our objectives by tying any payout to the achievement against pre-established operating goals.

  •
  Long-Term Equity Incentives—Retain executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. We generally tie long-term equity incentives to the appreciation of our common stock through grants of restricted stock.

  •
  Employment Agreements—Maintain a strong, experienced management team which is essential to the best interests of the Company and our shareholders and minimize any employment security concerns.

  •
  Other Benefits—Provide other benefits that are competitive and consistent with the market. We offer general health and welfare benefits, limited perquisites and severance benefits in the event of involuntary termination, which are generally limited to partial vesting of outstanding equity awards.

        We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Corporate Governance "Best Practices"

        Below is a summary of best practices that we have implemented with respect to the compensation of our named executive officers because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

  •
  Benchmarking review external market data when making compensation decisions.

  •
  Annual bonus awards are based on a combination of the following factors: (a) financial operating performance against pre-defined objective goals, (b) internal customer/technician satisfaction and (c) employee performance metrics.

  •
  The Compensation Committee engages an independent compensation consultant.

  •
  We prohibit all executives and directors from trading in derivative securities related to our securities.

  •
  The Compensation Committee conducts an annual risk assessment of our compensation program.

  •
  We do not provide any "single trigger" severance payments upon a change of control of the Company.

  •
  We do not provide gross-up payments on excise taxes under Section 280G of the Code.

        The Compensation Committee is generally charged with the oversight of our executive compensation program. The Compensation Committee considers the proper alignment of executive pay with our values and strategy by overseeing executive compensation policies, measuring and assessing corporate performance and taking into account our CEO's performance assessment of our Company coupled with the individual performance of our other named executive officers. In 2017, the Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") to assist the committee in re-assessing its compensation practices in light of the Company's recent transition to public company status. The Compensation Committee received an appropriate independence letter from Meridian and confirmed there were no conflicts of interest. The Compensation Committee also re-engaged Meridian as its compensation consultant for executive and director compensation matters in 2018.

Compensation Philosophy and Objectives

        The Company's 2017 compensation program for its executive officers was designed to attract, motivate, reward and retain key executives and employees and to enhance equity value by emphasizing long-term equity compensation. The Company believes that its 2017 compensation program provides total compensation that is both fair and competitive. As we adjust to our status as a publically held entity, we will seek to provide adequate base compensation to attract and retain personnel, while offering additional incentives to achieve short-term and long-term financial performance goals and to maximize long-term value for our shareholders. We expect to further refine our compensation policy to achieve these goals in 2018.

        We seek to provide competitive compensation that is commensurate with performance. We generally target compensation at the median of the market and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

Compensation Determination Process

Compensation Differences among Named Executive Officers

        The Company does not have a fixed internal pay equity scale but rather determines the compensation for each position based upon individual responsibilities and market dynamics. The total compensation positioning versus market among our named executive officers varies as a result of each executive's individual performance and overall duties and responsibilities.

Role of the Board and Chief Executive Officer

        All executive compensation decisions are made by our Compensation Committee. The Committee takes significant direction from the recommendations of our CEO regarding the design and implementation of the executive compensation program, as our CEO has significant involvement in, and knowledge of, the Company's business goals, strategies and performance, the overall effectiveness of the executive officers and each person's individual contribution to the Company's performance. For 2017 compensation, Mr. Cochran developed and recommended appropriate performance measures and targets for individual compensation levels. Mr. Cochran did not make and Ms. Elder does not make recommendations with respect to his or her own compensation. In addition, when making its decisions, the Compensation Committee considers the following factors:

  •
  the requirements of any applicable employment agreements;

  •
  the executive's individual performance during the year;

  •
  projected role and responsibilities for the coming year;

  •
  actual and potential impact on the successful execution of our Company strategy;

  •
  the executive's prior compensation, experience and professional status;

  •
  internal pay considerations; and

  •
  employment market conditions and compensation practices within our peer group.

        Since the Company was not required to conduct a say-on-pay vote in 2017 due to our initial public offering, we did not place a heavy emphasis on such a vote in our compensation-setting practices, but will consider shareholder preferences and say-on-pay votes going forward.

Use of Competitive Data

        We have historically used comparative information acquired through industry surveys and comparative company analysis in formulating recommendations for annual base salary adjustments and bonus payments. Our Compensation Committee generally targeted the compensation level that allows us to recruit highly qualified and experienced executive talent from comparable or larger-sized organizations in the cable and telecommunications industry.

        In 2017, the Compensation Committee, working with its independent advisors, established a peer group that will be used in go-forward compensation decisions. The peer group consists of companies that are similar to us in business, size and complexity and which we compete for executive talent. In selecting our peer group we considered:

  •
  publicly-traded U.S. companies that file periodic reports with the SEC;

  •
  companies with comparable revenue (1/3x—3x) and market capitalization values (1/5x—5x); and

  •
  organizations in the cable, satellite and telecommunications industry.

        In August 2017, our Compensation Committee approved the inclusion of the following companies in the peer group used for executive pay and program benchmarking:

•

Akamai Technologies,  Inc.

•

ATN International, Inc.

•

Cable ONE, Inc.

•

Cincinnati Bell Inc.

•

Cogent Communications Holdings, Inc.

•

Consolidated Communications Holdings, Inc.

•

EchoStar Corporation

•

Fairpoint Communications, Inc.

•

General Communication,  Inc.

•

GTT Communications, Inc.

•

SBA Communications Corporation

•

Shenandoah Telecommunications Company

•

United States Cellular Corporation

•

Viasat, Inc.

•

Vonage Holdings Corp.

•

Zayo Group Holdings, Inc.

Elements of Executive Compensation

        Our compensation program is weighted towards performance-based compensation, reflecting our philosophy of increasing our long-term value and supporting strategic imperatives, as discussed above. Historically, total compensation and other benefits consisted of the following elements:

  •
  base salary;

  •
  annual cash incentive (bonus) compensation; and

  •
  long-term equity incentive compensation.

        We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational, and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

        In 2017, our cash incentive compensation program was replaced with additional long-term equity compensation, as further described below. Annual cash incentive compensation will be included in our compensation program for 2018. We do not offer a defined benefit pension plan. The Compensation Committee supports a competitive employee benefit package, but does not support executive perquisites or other supplemental programs targeted to executives.

Base Salary

        The primary component of compensation of our executive officers has historically been base salary. The base salary established for each of our executive officers is intended to reflect each individual's responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee. Base salaries are reviewed and considered by the Compensation Committee on an annual basis or as otherwise deemed appropriate by the Compensation Committee. Each named executive officer received a base salary paid in cash. The employment agreements for each named executive officer established a base salary, subject to annual increases at the Company's discretion. Annual merit increases are generally effective in May of the applicable year. The Compensation Committee and the CEO rely primarily on competitive market analyses in determining annual salary increases while also considering the Company's overall performance, and the individual's experience, current performance and potential for advancement.

        The following table sets forth the approximate base salaries approved for the named executive officers in 2016 and 2017:

Name	2016 Base Salary	2017 Base Salary	Percent Change
Teresa Elder(1)	N/A	$750,000	N/A
Richard Fish, Jr.	$329,333	$335,919	2.0%
Craig Martin	$364,393	$371,680	2.0%
Cash Hagen(2)	$329,333	$356,559	8.3%
Steven Cochran(3)	$637,500	$650,250	2.0%
Scott Russell(4)(5)	$315,000	$356,559	14.3%

(1)
Ms. Elder joined the Company effective December 14, 2017.

(2)
Mr. Hagen's base salary was increased consistent with a change in position and responsibilities effective October 2016.

(3)
Mr. Cochran retired from the Company effective December 14, 2017.

(4)
Mr. Russell's base salary was increased consistent with a change in position and responsibilities effective October 2016.

(5)
Mr. Russell departed the Company on January 24, 2018.

2017 Management Incentive Compensation

        Historically, our Compensation Committee, in consultation with the Company's CEO, established an annual incentive bonus plan. The annual incentive bonus plan is intended to offer incentive compensation by rewarding the achievement of corporate and individual performance objectives. In 2016, that plan was the 2016 Management Bonus Plan, which established incentive cash bonuses for each of our named executive officers based upon the achievement of certain business and individual or department objectives. In 2017, the 2017 Management Bonus Plan was established, which provides incentive cash bonuses for the majority of the Company's employees based upon the achievement of certain business and individual or department objectives, including most prominently adjusted consolidated earnings before interest, tax, depreciation and amortization. Bonus payouts were established based on a percentage of each named executive's officer's base salary. However, following the initial public offering, the Compensation Committee determined that in light of the Company's ability to utilize the 2017 Omnibus Plan to enhance retention and align management with the long-term interests of our shareholders, equity awards would be more appropriate than a cash bonus program for fiscal year 2017. Accordingly, in June of 2017, each named executive officer was issued restricted stock awards under the 2017 Omnibus Plan in lieu of the cash bonus program. These awards consisted primarily of a short-term equity grant, which would vest in June of 2018 subject to the grantee's continued employment on such date. Such short-term restricted stock grants, awarded at 150% of target bonus, shall fully vest upon a termination of the grantee's employment by the Company without cause or by the grantee for good reason within 12 months after a change in control (as defined in the 2017 Omnibus Plan).

Long-Term Equity Incentive Compensation

        In connection with our initial public offering, the Board adopted the 2017 Omnibus Plan, which provides for grants of stock options, restricted stock and restricted stock units, stock appreciation rights and performance awards. The purpose of the equity awards granted under the 2017 Omnibus Plan is to promote the Company's interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term cumulative free cash flow goals while achieving and maintaining a specified long-term subscriber threshold and total net subscriber goals.

        As described above, members of our management, including our named executive officers, held certain equity interests in Parent. Subsequent to the initial public offering, Racecar Acquisition and Parent were liquidated and our shares distributed to their respective members. Accordingly, none of the equity interests of Parent discussed with respect to 2016 and 2015 in the CD&A are currently outstanding. Members of our management, including certain of our named executive officers, received this distribution on May 30, 2017, in the form of shares of restricted stock under the 2017 Omnibus Plan. The restricted stock received in connection with the distribution are also subject to the Company's Stockholders' Agreement (as amended from time to time), and vests 33% per year beginning on June 30, 2018, subject to continued employment through each applicable vesting date. Additionally, members of management, including certain of our named executive officers, were granted new restricted stock awards that will vest ratably at 33% per year beginning on June 30, 2018, subject to continued employment through each applicable vesting date. The restricted stock are to fully vest upon a termination of the grantee's employment by the Company without cause or by the grantee for good reason within 12 months after a change in control.

        In addition, to the restricted stock grants, our Compensation Committee may grant additional equity awards to retain our management, including the named executive officers and to recognize the achievement of corporate and individual goals and/or strong individual performance. Historically, our Chief Executive Officer and/or Board of Directors has made all equity grant decisions with respect to our named executive officers. Starting in 2018, the Compensation Committee has approved a new market competitive incentive structure consisting of both an annual cash incentive program and an equity-based long-term incentive program. The 2018 annual incentive program will be earned based upon achievement of pre-set financial and strategic objectives as approved by the Compensation Committee. The long-term incentive program will consists of equity compensation grants with multi-year vesting requirements.

        Upon her hire, Ms. Elder received a one-time restricted stock award under the 2017 Omnibus Plan with a grant date fair market value of $1,500,000, based on the closing price of the Company's stock reported on the NYSE for the trading day immediately preceding the Effective Date. See "Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change in Control" for additional information.

        Current grants of equity are subject to the provisions of the 2017 Omnibus Plan, as well as the Company's Stockholders' Agreement (as amended from time to time).

Retirement Plans

        In order to attract, retain and pay market levels of compensation, we aim to provide benefits to our named executive officers that are consistent with market practices. We offer a 401(k) qualified defined contribution retirement plan for our employees, including named executive officers and we match 25% of each participant's voluntary contributions subject to a limit of the first 4% of the participant's compensation. The matching contributions vest 25% annually over a four-year period.

Health and Welfare Benefits

        Our named executive officers are eligible to participate in each of our employee and health and welfare benefit arrangements on the same basis as our other employees (subject to, and in accordance with, applicable laws). This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Perquisites or Other Benefits

        Other than the benefits described in this CD&A, we do not currently provide any perquisites or other benefits to our named executive officers.

Severance and Change in Control Benefits

        We have entered into an employment agreement with Ms. Elder and amended and restated letter agreements with Messrs. Martin, Fish, Hagen, and Russell. The employment agreement and letter agreements provide for base salary, annual discretionary bonuses and employee benefits over specified terms of employment. Each of these agreements provides for certain payments and other benefits if the executive's employment is terminated by us without cause or by the executive for good reason. In each case, severance payments are subject to signing a release and our executives are subject to non-competition, non-solicitation and confidentiality restrictions. See the subsection "—Potential Payments upon Termination or Change in Control" for a description of these employment agreements, including the applicable severance and change in control benefits.

Non-qualified Deferred Compensation Plan

        In July 2007, we implemented a non-qualified deferred compensation plan. Under this plan, certain members of management and other highly compensated employees may elect to defer a portion of their annual compensation, subject to certain regulatory percentage limitations, such that they are able to defer the same percentages of compensation. The assets and liabilities of the plan are consolidated within the Company's financial statements. The assets of the plan are specifically designated as available to the Company solely for the purpose of paying benefits under the Company's deferred compensation plan. However, in the event the Company became insolvent, the investments would be available to all unsecured general creditors.

Tax and Accounting Implications

Deductibility of Executive Compensation

        The Committee has reviewed the Company's compensation policies in light of Section 162(m) of the IRC, which generally limits deductions by a publicly-held corporation for compensation paid to certain executive officers to $1,000,000 per annum. That deduction limitation was subject to a specified exception for certain performance-based compensation, but that exception was generally repealed effective for taxable years after December 31, 2017. The Committee is currently considering the impact of the Tax Cuts and Jobs Act, particularly the elimination of the performance-based exemption, on its compensation programs and policies and intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company.

Nonqualified Deferred Compensation

        Section 409A of the IRC provides that, unless certain conditions are satisfied, amounts deferred under nonqualified deferred compensation arrangements will be included in an employee's income when vested, and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. The Compensation Committee operates its compensation programs with the intention of either complying with, or being exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Code"). The Company accounts for stock-based payments with respect to our long-term equity incentive award program in accordance with the requirements of Financial Accounting Standard Board ("FASB") ASC 718—Stock Compensation ("ASC 718").

Change in Control Payments

        Section 280G of the IRC disallows a company's tax deduction for "excess parachute payments," generally defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person's base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives such excess parachute payments. We do not provide any gross-up payments on potential excise tax requirements due to section 280G to any of our executives.

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid to, or earned by, the named executive officers in 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Stock Awards ($)(1)	Incentive Units(2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Teresa Elder(3)	2017	$20,192	$1,585,618	—	—	$200,000	(4)	$1,805,810
Chief Executive
Officer
Richard E. Fish, Jr.	2017	$333,639	$789,897	—	—	$93,451	(9)	$1,216,987
Chief Financial	2016	$327,097	—	$751,802	$52,201	$93,451	(10)	$1,224,551
Officer	2015	$320,452	—	—	$116,247	—		$436,699
Craig Martin	2017	$369,157	$605,817	—	—	$54,413	(11)	$1,029,387
General Counsel	2016	$361,920	—	$448,838	$57,758	$54,244	(12)	$922,760
and Secretary	2015	$354,566	—	—	$128,622	$5,059	(13)	$488,247
Cash Hagen	2017	$339,195	$696,124	—	—	$115,030	(14)	$1,150,349
Chief Operating	2016	$327,097	—	$673,237	$52,201	$115,319	(15)	$1,167,854
Officer	2015	$320,452	—	—	$116,247	$5,237	(16)	$441,936
Steven Cochran(5)	2017	$661,259	$1,815,640	—	—	$292,598	(6)	$2,769,497
Former Chief	2016	$633,173	—	$1,112,075	$252,616	$292,915	(7)	$2,290,779
Executive Officer	2015	$620,384	—	—	$562,559	$12,949	(8)	$1,195,892
Scott Russell(17)	2017	$348,249	$1,085,103	—	—	—		$1,433,352
Chief Marketing	2016	$150,462	—	$475,791	$20,562	—		$646,815
and Sales Officer

(1)
This column reports information with respect to restricted stock awards that were granted to our named executive officers in 2017, the amounts reported represent the grant date fair market value of the restricted stock award, which is the closing trading price of a share of common stock on the grant date multiplied by the number of shares subject to the award. With respect to Ms. Elder, the number of shares was based on the closing price of our common stock reported on the NYSE for the trading day immediately preceding effective date of appointment as Chief Executive Officer pursuant to her employment agreement.

(2)
This column reports information with respect to the Incentive Units that were granted to our named executive officers in 2016. With respect to the Incentive Units, granted pursuant to the operating agreement of Parent, the Company engaged a valuation expert, KPMG LLP, to assist in determining the grant date value of the Incentive Units awards in accordance with FASB ASC 718. Using a market approach which derives value from a recent transaction which involved the Company's equity. Based on this market approach the Company used an option pricing method ("OPM") due to the complexity of its capital structure. An OPM backsolve was then constructed where the total equity value is the dependent variable that is necessary to reconcile to the recent transaction event that included equity. Based on this methodology the Company determined that the grant date fair value of the Time Vesting Units was $77.10 per unit and utilized such value for purposes of compensation expense which is recognized as such units vest. The grant date fair value of the Performance Vesting Units, due to the speculative nature of the vesting conditions, are not included in the Company's compensation expense or the tables above, rather the Company expects to book such expense when, as, and if such Performance Vesting Units vest.

(3)
Ms. Elder was appointed as Chief Executive Officer of the Company effective December 14, 2017. Her salary reflects only the amount she earned during the applicable fiscal year.

(4)
Consists of a $200,000 signing bonus upon execution of Ms. Elder's employment agreement.

(5)
Mr. Cochran served as Chief Executive Officer of the Company until December 14, 2017.

(6)
For 2017, consists of a $285,713 cash payment received pursuant to a retention plan adopted by the Company in connection with the termination of certain profits interests in the Company previously forfeited by plan participants upon the closing of the Crestview investment (a "retention plan payment"), a distribution of $2,906 from the Company's 401(k) plans made for compliance reasons and $3,979 in earnings on the Company's non-qualified deferred compensation plan.

(7)
For 2016, consists of a $285,713 cash payment received pursuant to the retention payment plan, a distribution of $2,906 from the Company's 401(k) plans made for compliance reasons, and $4,296 in earnings on the Company's non-qualified deferred compensation plan.

(8)
For 2015, consists of a distribution of $5,287 from the Company's 401(k) plans made for compliance reasons, and $7,662 in earnings on the Company's non-qualified deferred compensation plan.

(9)
For 2017, consists of a retention plan payment.

(10)
For 2016, consists of a retention plan payment.

(11)
For 2017, consists of a $51,378 cash payment received pursuant to the retention payment plan, a distribution of $2,719 from the Company's 401(k) plans made for compliance reasons, and $316 in earnings on the Company's non-qualified deferred compensation plan.

(12)
For 2016, consists of a $51,378 retention plan payment, a distribution of $2,719 from the Company's 401(k) plans made for compliance reasons, and $147 in earnings on the Company's non-qualified deferred compensation plan.

(13)
For 2015, consists of a $5,059 distribution of the Company's 401(k) plans made for compliance reasons.

(14)
For 2017, consists of a $112,429 cash payment received pursuant to the retention payment plan and a distribution of $2,601 from the Company's 401(k) plans made for compliance reasons.

(15)
For 2016, consists of a $112,429 retention plan payment, and $2,890 distribution of the Company's 401(k) plan made for compliance reasons.

(16)
For 2015, consists of $5,237 distribution of the Company's 401(k) plan made for compliance reasons.

(17)
Mr. Russell was appointed as an executive officer in October 2016.

 GRANTS OF PLAN-BASED AWARDS IN 2017

        The following table provides information about plan-based awards granted to the named executive officers in 2017.

Name	Grant Date	All Other Stock Awards: Number (#)	Grant Date Value	Grant Date Fair Value of Stock Awards ($)(1)(2)
Teresa Elder	12/14/17	171,233	$9.26	$1,585,618
Steven Cochran	6/16/17	57,375	$17.59	$1,009,226
	6/16/17	45,845	$17.59	$806,414
Richard E. Fish, Jr.	6/16/17	11,855	$17.59	$208,529
	6/16/17	33,051	$17.59	$581,367
Craig Martin	6/16/17	13,118	$17.59	$230,746
	6/16/17	21,323	$17.59	$375,072
Cash Hagen	6/16/17	11,855	$17.59	$208,529
	6/16/17	27,270	$17.59	$487,595
Scott Russell	6/16/17	12,584	$17.59	$221,353
	6/16/17	33,051	$17.59	$581,367
	5/31/17	15,372	$18.37	$282,384

(1)
The amounts reported represent the grant date fair market value of the restricted stock award, which is the closing trading price reported on the NYSE of a share of common stock on the date of grant multiplied by the number of shares subject to the award.

(2)
In 2017, our named executive officers received two plan-based equity awards: one as a special bonus and the other as part of the Company's long-term equity incentive program.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards

Base Salary

        The amounts reported as base salary reflect the amounts actually received as base salary in 2017. Ms. Elder was appointed chief executive officer effective December 14, 2017 and represent the amount she actually received for her services in 2017. Amounts reported for Mr. Cochran include base salary he was entitled to in 2017 and as a result of the Separation Agreement.

Equity Awards

        In June of 2017, the Company issued restricted stock awards to each of its named executive officers in lieu of cash payments under the Management Bonus Plan. The vesting schedules for these awards, which primarily consisted of short-term equity and long-term equity grants, are set forth in the footnotes to the "Outstanding Equity Awards at 2017 Fiscal Year-End" table below. Ms. Elder was issued her restricted stock award in connection with the negotiation of her employment agreement in December 2017. See "Executive Summary—Elements of Compensation—2017 Management Equity Plan" above for more information regarding these equity awards.

Retention Plan

        In 2016, the Company's former parent adopted a retention plan in connection with the termination of certain profits interests in the Company previously forfeited by plan participants upon the closing of an investment of one of the Company's pre-initial public offering investors. The retention plan provides for annual cash payments in December of each year until December of 2019, subject to continued employment through the payment dates. Payments made to named executive officers under the retention plan are included under the column "all other compensation" in the summary compensation table.

 OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

        The following table provides information on the holdings of equity awards by our named executive officers as of December 31, 2017.

			Equity Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Teresa Elder	12/14/17	(2)	171,233	$1,809,933
Steven Cochran	6/16/17	(3)	72,656	$767,974
Richard E. Fish, Jr.	6/16/17	(4)	44,906	$474,656
Craig Martin	6/16/17	(5)	34,441	$364,041
Cash Hagen	6/16/17	(6)	39,575	$418,308
Scott Russell	6/16/17	(7)	45,635	$482,362
Scott Russell	5/31/17	(8)	15,372	$162,482

(1)
The amounts reported represent the fair market value of the restricted stock award as of year-end, which is the closing trading price reported on the NYSE of a share of common stock on the last trading date of 2017 multiplied by the number of shares subject to the award.

(2)
On December 14, 2017, Ms. Elder received a grant of 171,233 shares of restricted stock, which will vest in four annual installments beginning on the first anniversary of the grant date, subject to certain conditions.

(3)
On June 16, 2017, Mr. Cochran received a grant of 103,220 shares of restricted stock, of which 57,375 shares vest on June 30, 2018 and 45,845 shares were to vest in three equal annual installments starting with the initial installment on June 30, 2018. In connection with the Separation Agreement, the 30,564 shares that were to vest in 2019 and 2020 were forfeited.

(4)
On June 16, 2017, Mr. Fish received a grant of 44,906 shares of restricted stock, of which 11,855 shares vest on June 30, 2018, and 33,051 shares vest in three equal annual installments starting with the initial installment on June 30, 2018.

(5)
On June 16, 2017, Mr. Martin received a grant of 34,441 shares of restricted stock, of which 13,118 shares vest on June 30, 2018 and 21,323 shares vest in three equal annual installments starting with the initial installments on June 30, 2018.

(6)
On June 16, 2017, Mr. Hagen received a grant of 39,575 shares of restricted stock, of which 11,855 shares vest on June 30, 2018 and 27,720 shares vest in three equal annual installments starting with the initial installment on June 30, 2018.

(7)
On June 16, 2017, Mr. Russell received a grant of 45,635 shares of restricted stock, of which 12,584 shares vest on June 30, 2018, and 33,051 shares vest in three equal annual installments starting with the initial installment on June 30, 2018.

(8)
On May 31, 2017, Mr. Russell received and equity award of 15,372 shares of restricted common stock of the Company, vesting in three equal annual installments beginning on the first anniversary of the grant date.

OPTION EXERCISES AND EQUITY UNITS VESTED IN 2017

        The Company has not issued stock options to any of its employees. No stock awards issued to our named executive officers vested in 2017.

Pension Benefits in 2017

        We do not offer our executives or others a pension plan. Retirement benefits are limited to participation in our 401(k) plan with an employer discretionary match for employee deferrals of up to 4% of base salary, subject to applicable Code contribution limitations under the Code.

Non-qualified Deferred Compensation in 2017

        The following table shows certain information concerning non-qualified deferred compensation activity in 2017 for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION IN 2017

Name	Executive Contributions in 2017 ($)	Company Contributions in 2017 ($)	Aggregate Earnings in 2017 ($)(1)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at 12/31/2017 ($)(2)
Steven Cochran	—	—	$19,822	$119,574	$124,174
Craig Martin	—	—	$316	—	$39,287
Cash Hagen	—	—	—	—	—

(1)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(2)
Amounts in this column are not included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following section describes potential payments and benefits to the named executive officers under the Company's compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company.

        As described above, each of our named executive officers has an employment agreement with the Company. In addition, the Company may authorize discretionary severance payments to its named executive officers upon termination.

Description of Severance or Change in Control Provisions in Employment Agreements

        Ms. Elder's Employment Agreement.    Ms. Elder entered into an employment agreement with the Company on December 14, 2017. The initial term of Ms. Elder's employment will be approximately three years starting on December 24, 2017 through December 31, 2020, and on January 1, 2021 and each anniversary thereof, the term shall be automatically extended for successive one-year periods unless either party chooses not to extend the term by providing the other part with at least 60 days written notice. Ms. Elder will receive a minimum annual base salary of $750,000 and an annual performance-based incentive bonus with a target of 125% of her base salary, to be earned based upon achievement of objective performance goals established by the Compensation Committee, after consultation with Ms. Elder. Ms. Elder will also receive a one-time payment of legal fees up to a maximum of $15,000, a one-time sign on bonus equal to $200,000 and a one-time restricted stock award under the 2017 Omnibus Plan with a grant date fair market value of $1,500,000, based on the closing price of the Company's common stock reported on the NYSE for the trading day immediately preceding December 14, 2017 (the "Sign-On RSA"). The Sign-On RSA will time-vest 25% on each of the first, second, third and fourth anniversaries of December 14, 2017 and become 100% vested upon a termination of Ms. Elder's employment by the Company without cause (as defined in the Elder Employment Agreement) or by Ms. Elder for good reason (as defined in the Elder Employment Agreement). A pro-rata portion of the Sign-On RSA will vest upon a termination due to disability (as defined in the Elder Employment Agreement) calculated by multiplying the number of shares of restricted stock that would have vested on the next scheduled vesting date assuming no termination occurred, by a fraction, the numerator of which shall equal the number of consecutive days Ms. Elder is employed by the Company and the denominator of which is 365. The Sign-On RSA will vest in full upon a change in control subject to Ms. Elder's employment through the date of the change in control.

        If her employment is terminated for cause, Ms. Elder will be entitled to a lump sum cash payment of all earned but unpaid base salary through the termination date, any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date, any accrued but unused vacation as of the termination date, and unreimbursed but substantiated business expenses. Additionally, any amounts payable under any Company benefit plans will be paid in accordance with the terms of the applicable plan. Ms. Elder will not be entitled to receive her base salary or any fringe benefits or annual bonus for periods after the termination.

        If Ms. Elder's employment is terminated without cause or if Ms. Elder resigns for good reason, or due to a non-extension of the employment term by the Company, then in addition to the accrued benefits, the Company will pay or provide Ms. Elder with the following, so long as Ms. Elder continues to comply with the terms of the Employment Agreement: (i) the Company will continue to pay Ms. Elder's base salary for the 24-month-period commencing on the day after the last day of employment, (ii) an amount equal to two times the annual bonus actually paid by the Company in the year immediately prior to the year of termination, payable over the 24 month-period commencing on the day after the last day of employment in equal installments (for the avoidance of doubt, if no annual bonus was paid in the year prior to the year of termination, the amount will be zero, provided, that, if the termination occurs prior to being eligible to earn a bonus for the 2018 fiscal year, the amount will equal the amount accrued on the Company's financial statements through the full month prior to the last day of employment), and (iii) continued participation through COBRA in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Ms. Elder (and her eligible dependents) for a period of 18 months at the Company's expense, to be paid in the form of reimbursements to Ms. Elder, provided that Ms. Elder comply with certain conditions. Such benefits will be payable provided that Ms. Elder has executed and not revoked a release within 60 days of her last day of employment, in the form substantially attached to the Elder Employment Agreement. Ms. Elder is also subject to certain restrictive covenants, including a perpetual confidentiality covenant and non-competition and non-solicitation provisions during employment and for the 24-month period following termination for any reason.

        Other Named Executive Officers' Employment Agreements.    WideOpenWest Holdings, LLC previously entered into letter agreements relating to employment with each of Messrs. Martin, Fish, Hagen and Russell. On May 15, 2017, Messrs. Martin, Fish, Hagen and Russell entered into amended and restated letter agreements with the Company in advance of the initial public offering to update certain terms of the letter agreements, including their current titles, and to update the employing entity to the Company. Each such amended and restated letter agreement was executed using the same form of agreement. None of the amended and restated letter agreements specify a minimum term. The amended and restated letter agreements provide for an annual base salary (subject to annual review for increase only) and an annual bonus award with a target bonus opportunity of 40% of base salary (based upon formulas to be established in its sole discretion, such as annual budgeted adjusted EBITDA, achievement of budgeted customer retention, and acquisition of customer satisfaction ratings). Each of the amended and restated agreements also permits the named executive officer to participate in the Company's employee benefit plans as are generally made available to our senior executives, including insurance programs and other fringe employee benefits.

        On December 14, 2017, Messrs. Martin, Fish, Hagen and Russell entered into further amended and restated letter agreements with the Company to increase the post-termination non-solicitation provision to 24 months (from 12 months), clarified that the 12-month post-termination non-competition period applies to any termination and provides each executive officer with the right to the following severance in the event such executive officer's employment with the Company is terminated by the Company without cause (as defined in each amended and restated letter agreements) or, by the executive for good reason (as defined in each amended and restated letter agreements), subject to an execution of a release reasonably satisfactory to the Company: (i) continued base salary for 24 month-period commencing on the termination, (ii) acceleration of any time vesting incentive equity that would have otherwise vested within 12 months of termination, (iii) a pro rata share of bonus for the year of termination based on the actual accrual of that year's bonus through the date of termination, (iv) continued participation through COBRA in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 12 months at the same cost as during employment and (v) a lump sum payment of the unpaid and unvested bonus under the retention plan. See "Narrative to Summary Compensation Table and Grants of Plan-Based Awards—Retention Plan" above for more information regarding the retention awards.

Cochran Separation Agreement

        In connection with Mr. Cochran's retirement as CEO on December 14, 2017, the Company entered into a separation agreement (the "Separation Agreement") with Mr. Cochran effective December 14, 2017. Subject to his continued compliance with the terms of the Separation Agreement, Mr. Cochran is entitled to receive severance consisting of a continuation of his monthly base salary and benefit continuation (or a cash payment for up to 6 months) for a period of 24 months following the Separation Date, an amount equal to $30,428, and (1) earned but unpaid base salary, (2) earned but unpaid bonus for which the performance measurement period has ended prior to the Separation Date, (3) any accrued but unused vacation as of the Separation Date, and (4) unreimbursed but substantiated business expenses. Mr. Cochran also received his regular cash retention payment of $285,712.77 on December 18, 2017, plus the outstanding cash retention payment of $571,426, which was paid earlier than had been scheduled to be made on June 30, 2018, for an aggregate amount of $857,138. All of the 57,652 shares of restricted stock that Mr. Cochran received as a distribution in connection with the Company's initial public offering will vest in full on June 30, 2018. All of the 57,375 shares of the short term restricted stock grants that Mr. Cochran received in lieu of a cash bonus in 2017 will vest in full on June 30, 2018 and 15,281 shares of his restricted stock grants will vest on June 30, 2018. The remaining 30,564 shares of his restricted stock grants were automatically forfeited without any consideration.

Change in Control/Severance Payment Table as of December 31, 2017

        The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2017. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

        Items Not Reflected in Table.    The following items are not reflected in the table set forth below:

  •
  Accrued salary, bonus (except to the extent specifically noted in an employment agreement) and vacation.

  •
  Costs of COBRA or any other mandated governmental assistance program to former employees.

  •
  Welfare benefits provided to all salaried employees having substantially the same value.

  •
  Amounts outstanding under the 401(k) plan.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2017

	Cash Severance ($)	Value of Accelerated Restricted Stock(3)	Total ($)
Teresa Elder(1)	$1,500,000	$1,809,933	$3,309,933
Termination without cause or for good reason
Richard E. Fish, Jr.(2).	$858,740	$241,757	$1,100,497
Termination without cause or for good reason
Craig Martin(2)	$846,116	$213,785	$1,059,901
Termination without cause or for good reason
Cash Hagen(2)	$937,976	$222,974	$1,160,950
Termination without cause or for good reason
Scott Russell(2)	$713,118	$303,623	$1,016,741
Termination without cause or for good reason

(1)
Calculated as two times Ms. Elder's salary in effect as of December 31, 2017. Note if Mr. Elder's termination occurs prior to being eligible to earn a bonus for the 2018 year the amount is equal to the amount accrued for on the financial statements through the full month prior to the last day of termination. This assumes the bonus for the year of termination based on the actual accrual of that year's bonus through the date of termination is $0.

(2)
Calculated as two times the named executive officer's base salary in effect as of December 31, 2017 and, in the case of Messrs. Fish, Martin and Hagen, unpaid retention bonus payments. This assumes a pro rata share of bonus for the year of termination based on the actual accrual of that year's bonus through the date of termination is $0.

(3)
Column includes the fair market value of restricted stock awards that would accelerate upon termination, calculated as the closing price of a share of common stock on the last trading day of 2017 multiplied by the number of shares subject to acceleration.

Director Compensation

        Under the Company's post-initial public offering director compensation plan, each non-employee director receives an annual cash retainer equal to approximately $75,000, as well as a $115,000 annual restricted stock equity award, based on the closing price for the common stock on the day of the Company's annual meeting, which vests upon the one year anniversary of such grant; provided that in 2017, these restricted shares were issued in June of 2017. There were no additional fees paid per meeting attended. The Chairman of each of the Audit, Compensation, and Nominating and Corporate Governance Committees receive additional cash retainers of $50,000, $18,000 and $15,000, respectively. Members of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional cash retainer of $12,500, $9,000 and $7,500, respectively. Beginning with 2018, the Chairman of the Board will receive an additional fee of $100,000 but no additional fees for serving on any committees of the Board. The cash component of these fees paid to the members of the Board of Directors is paid quarterly, in advance. Our directors are reimbursed for any expenses incurred in connection with their service. Due to variances in service dates and changes to committees, the fees earned column below do not reflect what each director would receive for a full year of service on each applicable committee.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock ($)(1)	Total ($)
Jill Bright	$26,935	$117,793	$144,728
David Burgstahler	$58,913	$114,875	$173,788
Brian Cassidy	$51,341	$114,875	$166,216
Daniel Kilpatrick	$51,341	$114,875	$166,216
Jeffrey Marcus	$75,692	$114,875	$190,567
Tom McMillin	$39,946	$114,450	$154,396
Phil Seskin	$76,042	$114,875	$190,917
Joshua Tamaroff	$47,629	$114,875	$162,504
Total

(1)
Reflects restricted stock awards granted under the 2017 Omnibus Plan (as defined herein).

Compensation Committee Interlocks and Insider Participation

        During 2017, the members of our Compensation Committee were Messrs. Burgstahler and Marcus and Ms. Bright. Mr. Burgstahler is a Co-Managing Partner and President of Avista and Mr. Marcus is a Vice Chairman at Crestview. Prior to our initial public offering, Avista provided us with advisory services pursuant to a Financial Advisory Agreement and certain amounts owing to Avista are paid to Crestview. The Financial Advisory Agreement was terminated in connection with the initial public offering. During 2017, none of the Company's executive officers served on the Board of Directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company.

2017 Omnibus Incentive Plan

        In connection with the initial public offering, we have adopted the 2017 Omnibus Incentive Plan, which provides for grants of stock options, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the 2017 Omnibus Incentive Plan. The purpose of the 2017 Omnibus Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. 6,355,054 shares of our common stock were authorized for issuance under the 2017 Omnibus Incentive Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock, of which 4,900,108 remain available for issuance or use. Our Compensation Committee administers the 2017 Omnibus Incentive Plan. The Board of Directors also has the authority to administer the 2017 Omnibus Incentive Plan and to take all actions that our Compensation Committee is otherwise authorized to take under the 2017 Omnibus Plan. The terms and conditions of each award made under the 2017 Omnibus Incentive Plan, including vesting requirements, are set forth consistent with the 2017 Omnibus Incentive Plan in a written agreement with the grantee. In connection with a change in control, as defined in the 2017 Omnibus Incentive Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2017 Omnibus Incentive Plan.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board has reviewed and discussed the CD&A in this proxy statement with management, including the CEO. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company's annual report on Form 10-K for the year ended December 31, 2017 and the proxy statement for the 2018 annual meeting of stockholders.

The Compensation Committee
Jill Bright (Chair) David Burgstahler Tom McMillin

AUDIT COMMITTEE REPORT

        This report of the Audit Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

        Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. BDO USA, LLP, our independent registered public accounting firm for 2017, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 (the "Form 10-K"), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

        The Audit Committee has reviewed and discussed with management our audited financial statements included in the Form 10-K. In addition, the Audit Committee discussed with BDO USA, LLP those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, BDO USA, LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO USA, LLP's communications with the Audit Committee concerning independence. The Audit Committee also discussed with BDO USA, LLP its independence from the Company.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

The Audit Committee
Tom McMillin (Chair)
Jeffrey Marcus
Phil Seskin

PROPOSALS

Overview of Proposals

        This Proxy Statement contains four proposals requiring stockholder action:

  •
  Proposal One requests the reelection of three directors to the Board;

  •
  Proposal Two requests the ratification of BDO USA, LLP as the Company's independent registered public accounting firm for 2018;

  •
  Proposal Three requests an advisory (non-binding) vote to approve the Company's executive compensation, as disclosed in "Executive Compensation"; and

  •
  Proposal Four requests an advisory (non-binding) vote on whether the advisory vote on executive compensation, as discussed in Proposal 3, should occur every year, every two years or every three years.

Each proposal is discussed in more detail below.

Proposal One—Reelection of Directors

        The Board has nominated Teresa Elder, Jeffrey Marcus and Phil Seskin to be elected to serve until the third succeeding annual meeting of stockholders after their reelection and until their respective successors are duly elected and qualified.

        At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the reelection of the Board's three nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

        The Board of Directors recommends a vote "FOR" the reelection of directors Elder, Marcus and Seskin.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has re-appointed BDO USA, LLP as the Company's independent registered public accounting firm and as auditors of the Company's consolidated financial statements for 2018. BDO USA, LLP has served as the Company's independent registered public accounting firm since 2012.

        At the Annual Meeting, the stockholders are being asked to ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2018. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. Representatives of BDO USA, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees for Services Rendered by Independent Registered Public Accounting Firm

        The following table presents fees (in millions) for professional services rendered by our current and former independent registered public accounting firms for the fiscal years ended December 31, 2017 and 2016.

	December 31, 2017	December 31, 2016
Audit Fees(1)	$0.8	$0.7
Audit-Related Fees(2)	$0.6	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1.4	$0.7

(1)
Audit Fees: These fees include fees related to the audit of the Company's annual financial statements and review of the Company's quarterly financial statements as well as services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees: Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards. Additionally, fees include services in connection with the Company's filing of a registration statement on Form S-1 with the SEC and preparation of a comfort letter for the Company's underwriters.

Pre-Approval Policies and Procedures

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor and to not engage the independent auditor to perform the non-audit services proscribed by law or regulation. The Audit Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

The Board of Directors recommends a vote "FOR" Proposal Two.

Proposal Three—Advisory (Non-Binding Vote to Approve the Company's Executive Compensation

        The Board of Directors requests an advisory (non-binding) vote to approve the Company's executive compensation, as disclosed in "Executive Compensation." This proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast "FOR" the proposal as approval of the compensation paid to the Company's named executive officers as described in this Proxy Statement.

The Board of Directors recommends a vote "FOR" Proposal Three.

Proposal Four—Advisory (Non-Binding Vote on the Frequency of Future Advisory Votes on Executive Compensation

        The Board of Directors requests an advisory (non-binding) vote on whether the advisory vote on executive compensation, as discussed in Proposal 3, should occur every year, every two years or every three years. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by stockholders on this matter will be taken into consideration by the Board regarding the future frequency of the advisory vote on executive compensation.

The Board of Directors recommends a vote for EVERY YEAR with respect to the frequency of future advisory votes on executive compensation.

 OTHER MATTERS

        The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: March 30, 2018

By Order of the Board of Directors,
/s/ JEFFREY MARCUS Jeffrey Marcus Chairman of the Board

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WIDEOPENWEST, INC. 7887 EAST BELLEVIEW AVENUE SUITE 1000 ENGLEWOOD, CO 80111 During The Meeting - Go to www.virtualshareholdermeeting.com/WOW2018 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42557-P02216 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WIDEOPENWEST, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. Teresa Elder 1b. Jeffrey Marcus 1c. Phil Seskin The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! 1 Year 2 Years ! ! 3 Years ! ! Abstain 2. Ratify the appointment of BDO USA, LLP as the Company's independent accounting firm for 2018. 3. Approve, by non-binding advisory vote, the Company's executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: ! ! ! ! 4. To recommend, by non-binding advisory vote, the frequency of executive compensation votes. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E42558-P02216 WIDEOPENWEST, INC. Annual Meeting of Shareholders May 10, 2018 8:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Teresa Elder, Richard E. Fish, Jr. and Craig Martin, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WideOpenWest, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Time on May 10, 2018, virtually via a live webcast at www.virtualshareholdermeeting.com/WOW2018 and in-person at the Loews Regency NY, 540 Park Ave., New York, NY 10065, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: